Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147244 on Form S-3 and No. 333-139612 on
Form S-8 of (i) our report dated April 28, 2006 relating to the financial statements of ONEOK Texas Field Services, L.P. and (ii) our reports dated March 31, 2008, relating to the financial statements of Eagle Rock Energy Partners, L.P. and our report relating to the effectiveness of Eagle Rock Energy Partners, L.P.’s internal control over financial reporting as to the effects of the material weaknesses identified in our report (which expresses an adverse opinion on internal control over financial reporting), appearing in this Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 31, 2008